Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the General Comptroller’s Office

and the Board of Directors of

Petróleos Mexicanos:

We consent to the use in this registration statement on Form F-4 of Petróleos Mexicanos of our report dated May 7, 2020, with respect to the consolidated statements of financial position of Petróleos Mexicanos, Productive State-Owned Subsidiaries and Subsidiary Companies (PEMEX) as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, (collectively, the “consolidated financial statements”) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 7, 2020 contains an explanatory paragraph that states that PEMEX has suffered recurring losses from operations, has a net capital deficiency and net equity deficit. Additionally, the recent economic disruption and the decline in crude oil prices resulted in a decrease in demand for petroleum products. These conditions together with recent downgrades in credit ratings, the fiscal burden, the financial leverage, and the reduction of its working capital, have had an adverse impact on PEMEX and raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

 /s/ KPMG CARDENAS DOSAL, S.C.

Mexico City, Mexico

July 6, 2020